EXHIBIT 10.5

WAIVER RELATING TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN

DAVID GREEN

AND

HARVARD BIOSCIENCE, INC.

This Waiver Relating to the Amended and Restated Employment Agreement between Harvard Bioscience, Inc. and David Green (“Waiver”) is made as of this 31st day of October, 2013, between Harvard Bioscience, Inc., a Delaware corporation (“Company”), and David Green (“Executive”).

WHEREAS, the Amended and Restated Employment Agreement between the Company and the Executive (“Employment Agreement”) shall terminate upon the date that Harvard Bioscience, Inc. no longer beneficially owns at least 50% of the total voting power of Harvard Apparatus Regenerative Technology, Inc.’s (”HART”) outstanding capital stock (the “Spin-Off”); and

WHEREAS, the Executive shall be employed by HART at the time of the Spin-Off; and

WHEREAS, the Company and Executive do not intend that the Executive’s severance of employment with the Company, and his employment with HART at the time of the Spin-Off, should constitute a violation of any term of his Employment Agreement or a termination of the Executive’s employment with the Company for good reason or cause,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	At the time of the Spin-Off of HART, the Employment Agreement shall terminate and Executive’s employment with the Company shall end and such event shall constitute neither a termination by the Company of Executive’s employment for Cause under section 6(c) of the Employment Agreement, nor a termination by Executive of Executive’s employment for Good Reason under section 6(e) of the Employment Agreement.

2.	In connection with such termination of the Employment Agreement, the Company shall, through the date of such termination, pay Executive (i) his accrued and unpaid base salary at the rate in effect at the time of such termination plus (ii) his then accrued and unpaid incentive compensation, if any, plus (iii) whatever applicable law may require in such circumstances, and thereafter, the Company shall have no further obligations to Executive under the Employment Agreement, including any severance (which is hereby expressly released by the Executive), provided that for avoidance of doubt, such termination and this waiver shall not adversely affect or alter Executive’s rights (i) as a stockholder of the Company, (ii) with respect to any indemnification obligation of the Company to the Executive, whether via an indemnification agreement, director & officer insurance, by-laws, charter or otherwise, or (iii) under any employee benefit plan of the Company in which Executive, at the time of such termination, has an interest or any rights under any awards under the Company’s equity-based incentive plans held by Executive at the time of such termination (it being understood that for purposes of vesting in and/or exercisability of such Company awards held by the Executive, the terms of such awards have been amended or will be amended to provide that service for HART shall constitute service for the Company).

3.	Executive’s services to and on behalf of HART after the Spin-Off, including in performing his role as an officer, director and employee of HART, shall not constitute a breach of Executive’s covenant not to compete under section 5 of the Employment Agreement and shall not in and of themselves, constitute a breach of any other duties the Executive may have to the Company.

4.	Notwithstanding anything to the contrary contained herein, the terms of the Employment Agreement shall remain in full force and effect until terminated at the time of the Spin-Off as provided above.

So agreed by the Parties.

HARVARD BIOSCIENCE, INC.		DAVID GREEN

By:	/s/ Jeffrey A. Duchemin	/s/ David Green
Name: Jeffrey A. Duchemin
Title: Chief Executive Officer

Date: October 31, 2013		Date: October 31, 2013